CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-CCC1  MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

September 30, 2022

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-CCC1  Series (the “VV-CCC1  Series”) and the creation of the VV-CCC1Interests (the “VV-CCC1  Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in September 2022 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-CCC1  Series and the creation of the VV-CCC1  Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-CCC1  Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-CCC1  Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-CCC1  Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-CCC1  Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-CCC1  Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-CCC1 Interests

AUTHORIZED SHARES:	Minimum:870 / Maximum: 957 Interests

SERIES ASSETS:

Cristal Champagne Collection
Wine	Vintage	Bottles
Cristal	2014	24
Cristal Rose	2013	6
Cristal	2013	21
Cristal Rose	2012	6
Cristal	2012	48
Cristal Rose	2008	12
Cristal	2008	72

VOTING POWERS:	No Voting Powers.
SERIES ASSETS:
REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-CCC1  to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:	Nicholas King
NAME: Nick King